Kensey Nash Reports Fourth Quarter and Full Fiscal Year 2011 Financial Results

Raises Fiscal Year 2012 Guidance

EXTON, Pa., Aug. 18, 2011 /PRNewswire/ -- Kensey Nash Corporation (NASDAQ: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its fourth quarter and fiscal year ended June 30, 2011.

Fourth Quarter Snapshot and Recent Developments

  Diluted earnings per share of $0.34, which includes net Norian acquisition items, see discussion below, compared to the Company's previous guidance of $0.31 - $0.33 and prior year diluted earnings per share of $0.60, which included net insurance proceeds of $0.06 per share.
  Revenue of $18.7 million, within the Company's previous guidance of $18.7 - $19.2 million and 14% below the prior year comparable quarter's revenue of $21.9 million.
  Net sales of $12.1 million, below the Company's previous guidance of $12.2 - $12.5 million and 20% below the prior year comparable quarter's net sales of $15.1 million.
  Royalty income of $6.6 million, in line with the Company's previous guidance of $6.5 - $6.7 million and 2% below the prior year comparable quarter's royalty income of $6.8 million.
  Cash from operations of $5.0 million in the quarter.
  EBITDA* of $6.2 million.
  Acquired the assets comprising the product lines of Synthes Inc.'s (SIX: SYST.VX) Norian subsidiary (see the Company's May 24, 2011 press release).
  Entered into a new $35 million unsecured revolving credit facility with Wells Fargo Bank, National Association.

President and CEO Commentary

"Overall our fourth quarter results were generally in line with expectations. The second half of our fiscal year showed dramatic improvement in revenue from the first half in the spine and sports medicine areas of our business. This second half revenue improvement, as well as our current strong order flow from our customers, provides us with increased confidence for growth in fiscal year 2012. Although fiscal 2011 was a difficult year marked by significant challenges in the global economy, persistent unemployment and a challenging healthcare environment, it also was a year of strengthening our leadership position in the regenerative medicine markets. We continue to expand our core biomaterials business, compensating for the reduction in our Angio-Seal™ collagen activity. We were presented with opportunities to focus our efforts to grow our regenerative medicine business both organically and through technology investments and acquisitions. We invested approximately 24% of our fiscal 2011 revenue in internal R&D programs and invested over $50 million in acquisitions and other technology investments to prime our product pipeline. The accretive Norian acquisition has provided immediate revenue diversification and established an avenue for future revenue growth, and will provide an opportunity for greater facility utilization in the future. In fiscal 2011, our partner Synthes successfully launched our new extracellular matrix (ECM) product, the XCM Biologic. Additionally, late in the fourth quarter of fiscal 2011, Stryker Corporation (NYSE: SYK) acquired our spine products partner, Orthovita, Inc. (NASDAQ: VITA), which we believe will lead to increased revenues driven by Stryker's significantly larger worldwide sales force. In light of these positive factors, we are looking forward to fiscal 2012 and beyond as we execute upon our business plan," commented Joe Kaufmann, President and CEO of the Company.

Supplemental Sales Data. Details of the Company's net sales for the three months and fiscal year ended June 30, 2011 and 2010 are summarized below.

	Three Months Ended June 30,		Year over Year % Change	Fiscal Year Ended June 30,		Year over Year % Change
($ millions)	2011	2010		2011	2010
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$3.1	$5.1	(39%)	$12.1	$16.4	(27%)
Spine Products	4.1	3.5	19%	11.8	11.6	2%
Trauma & Craniomaxillofacial (CMF) Products	1.4	0.1	714%	1.7	0.6	195%
Total Orthopaedic Products	$8.6	$8.7	(1%)	$25.6	$28.6	(11%)
Cardiovascular Products	1.1	5.1	(80%)	12.7	19.3	(34%)
General Surgery Products	1.3	0.8	62%	4.4	3.6	21%
Other Biomaterial Products	0.5	0.1	153%	1.7	0.5	240%
Biomaterials Sales	$11.5	$14.9	(23%)	$44.4	$52.1	(15%)
Biomaterials Sales - excluding Cardiovascular*	$10.4	$9.8	7%	$31.7	$32.8	(3%)
Endovascular Sales	$0.6	$0.3	128%	$1.6	$2.2	(27%)
Total Net Sales	$12.1	$15.1	(20%)	$46.0	$54.3	(15%)

Fourth Quarter Ended June 30, 2011 (Fourth Quarter Fiscal 2011) Results

Revenues: Sales and Royalties. Total revenues for the fourth quarter of $18.7 million decreased 14% from $21.9 million in the prior year fourth quarter; however, revenues increased 1% sequentially from $18.6 million in the third quarter of fiscal 2011.

Net sales for the quarter of $12.1 million decreased 20% from $15.1 million in the prior fiscal year, and were consistent with third quarter of fiscal 2011 net sales. Total biomaterials products sales for the quarter of $11.5 million decreased 23% from $14.9 million in the prior fiscal year and decreased 4% sequentially from $11.9 million in the third quarter of fiscal 2011. Excluding cardiovascular products sales*, which were only $1.1 million in the quarter as the Company fulfilled the calendar year 2011 minimum contractual requirements pursuant to its collagen supply agreement with St. Jude Medical (NYSE: STJ), the Company's biomaterials products sales increased 7% from the prior fiscal year and 21% sequentially from the third quarter of fiscal 2011.

Sports medicine product sales of $3.1 million decreased 39% from $5.1 million in the prior fiscal year, and decreased 13% sequentially from $3.6 million in the third quarter of fiscal 2011. Although sports medicine sales decreased sequentially from the third quarter due to timing of customer orders, sports medicine sales were higher in the third and fourth quarters than in the first and second quarters of fiscal 2011. Spine product sales of $4.1 million increased 19% from $3.5 million in the prior fiscal year quarter and increased 30% sequentially from $3.2 million in the third quarter of fiscal 2011. Both the sports medicine and spine products sales increased in the second half of the fiscal year as compared to the first half of the fiscal year, due to a modest improvement in the business climate and a recovery from the reduction in inventory levels of two major customers that occurred in the first half of the Company's fiscal year. The increase in spine product sales also reflects the initial impact of the sale of Orthovita to Stryker, which occurred in the fourth quarter of fiscal 2011. Trauma and craniomaxillofacial (CMF) products consisting primarily of one month of sales resulting from the Norian acquisition of $1.2 million, increased to $1.4 million in the quarter from $0.1 million in the prior fiscal year.

Cardiovascular sales of $1.1 million, consisting primarily of sales to St. Jude Medical, decreased 80% from $5.1 million in the prior fiscal year, and decreased 68% from $3.3 million in the third quarter of fiscal 2011. As previously disclosed, the Company's new supply agreement with St. Jude Medical became effective January 1, 2011.

General surgery sales, of $1.3 million, consisting primarily of the new ECM product, the XCM Biologic, increased 62% from $0.8 million in the prior fiscal year, and increased 14% sequentially from $1.1 million in the third quarter of fiscal 2011. Sales of ECM products were $0.9 million in the fourth quarter of fiscal 2011, compared to $0.7 million in the prior year primarily related to inventory stocking orders by Synthes of the new XCM Biologic product. The Company expects to experience further increases in ECM product sales during fiscal 2012 from continued expansion in the U.S. and other markets outside the U.S.

Royalty income of $6.6 million decreased 2% from $6.8 million in the prior fiscal year but increased 2% sequentially from $6.5 million in the third quarter of fiscal 2011. Royalty income in the fourth quarter included $4.9 million in Angio-Seal™ royalties and $1.5 million in royalties from Orthovita. Angio-Seal™ royalties decreased 6% in the fourth quarter of fiscal 2011 compared to the prior fiscal year, which may be the result of increased competition and a reduction in the use of closure devices. Royalties from Orthovita increased by approximately 8% compared to the prior fiscal year.

Earnings Per Share. Fourth quarter diluted earnings per share was $0.34 (which includes net Norian acquisition items including transaction costs of $0.5 million, acquired inventory step-up non-cash expense of $0.3 million and acquired intangible asset non-cash amortization expense of $0.1 million, offset by the purchase method of accounting non-cash gain on bargain purchase after deferred taxes of $0.5 million for the excess of the fair values of the net assets acquired over the purchase price) compared to diluted earnings per share of $0.60 for the same quarter of fiscal 2010 (which included the net insurance proceeds described below). Positively affecting the fourth quarter fiscal 2011 earnings per share when compared to the prior year was a significantly lower number of weighted average common shares outstanding due to the Company's stock repurchase programs. Adjusted diluted earnings per share* in the prior fiscal year (which excludes the net insurance proceeds) was $0.54. In fiscal 2010, the Company recognized pre-tax net insurance proceeds of $0.9 million for a claim under its property insurance policy classified within cost of products sold.

Fiscal Year Ended June 30, 2011 Results

Revenues: Sales and Royalties. Total revenues for the fiscal year ended June 30, 2011 of $71.6 million decreased 11% from total revenues of $80.6 million in the prior fiscal year.

Net sales for the fiscal year ended June 30, 2011 of $46.0 million decreased 15% from $54.3 million in the prior fiscal year. Total biomaterials products sales of $44.4 million decreased 15% from $52.1 million in the prior fiscal year. Excluding cardiovascular products sales* of $12.7 million, which have been adversely impacted by the new collagen supply agreement with St. Jude Medical, biomaterials sales decreased 3% from the prior fiscal year.

Sports medicine product sales of $12.1 million in the fiscal year ended June 30, 2011 decreased 27% from $16.4 million in the prior fiscal year. Although sports medicine products improved in the second half of fiscal 2011 as compared to the first half of fiscal 2011 by $1.4 million, inventory reductions by the Company's major customer and overall weakness in this sector adversely impacted sales for the full year. Spine product sales of $11.8 million in the fiscal year ended June 30, 2011 increased 2% from $11.6 million in the prior fiscal year. The spine market was weak throughout the year, and one of the Company's major customers reduced inventory levels in the first half of the fiscal year; however, as previously noted, the third and fourth quarters improved significantly. Trauma and CMF products, consisting primarily of one month of sales resulting from the Norian acquisition, increased to $1.7 million during fiscal 2011 from $0.6 million in the prior fiscal year.

Cardiovascular sales of $12.7 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, decreased 34% from $19.3 million in the prior fiscal year, as St. Jude Medical purchased the minimum amount of collagen plugs called for under its new supply agreement with the Company which became effective January 1, 2011.

General surgery sales, consisting primarily of the new extracellular matrix (ECM) product, the XCM Biologic, and breast biopsy products, of $4.4 million increased 21% in the fiscal year ended June 30, 2011 from $3.6 million in the prior fiscal year. Sales of ECM products were $3.3 million compared to $1.1 million in the prior year. This increase in ECM product sales reflected the market launch of the Company's new products by Synthes, its strategic partner. Breast biopsy products were $1.0 million compared to $2.5 million in the prior fiscal year comparable period due to inventory stocking orders placed in the first half of fiscal 2010, which negatively affected the Company's sales throughout fiscal 2011.

Royalty income for the fiscal year ended June 30, 2011 was $25.6 million, compared to $26.4 million in the prior fiscal year. Royalty income for the fiscal year ended June 30, 2011 included $19.4 million in Angio-Seal™ royalties and $5.8 million in royalties from Orthovita. Angio-Seal™ royalties decreased by approximately 5% compared to the prior fiscal year. Royalties from Orthovita increased by approximately 1% compared to the prior fiscal year.

Earnings Per Share. For the fiscal year ended June 30, 2011, the Company had diluted earnings per share of $0.23 (which includes the $18.2 million IPR&D pre-tax charge described below and the net Norian acquisition pre-tax items described above), compared to diluted earnings per share of $1.78 (which includes the costs associated with the fiscal 2010 cost reduction plan and the net insurance proceeds described below) for fiscal 2010.

Adjusted diluted earnings per share* for the fiscal year ended June 30, 2011 of $1.57 (which excludes the acquired IPR&D charge described below) decreased 15% from adjusted diluted earnings per share* of $1.85 (which exclude the charges described below) for fiscal 2010. In the second quarter of fiscal 2010, the Company implemented a cost reduction plan which resulted in $1.9 million in charges, consisting of a pre-tax severance charge of approximately $1.0 million and a pre-tax unabsorbed overhead expense charge of approximately $0.9 million. Adjusted diluted earnings per share* for fiscal 2010 exclude these $1.9 million in charges as well as excludes pre-tax net insurance proceeds of $0.9 million recognized in the fourth quarter of fiscal 2010. Positively affecting fiscal 2011 earnings per share when compared to the prior year was a significantly lower number of weighted average common shares outstanding due to the Company's stock repurchase programs. In January 2011, the Company acquired the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings, which resulted in an acquired IPR&D pre-tax charge of $18.2 million.

During the fiscal year ended June 30, 2011, the Company's total tax-effected equity compensation expense was $2.7 million, an increase of approximately $0.5 million from $2.2 million in the prior year comparable period. Tax-effected equity compensation expense for the fiscal year June 30, 2011 was higher than in the comparable prior year period primarily because fiscal 2011 included amortized expense related to three years of equity grants, while only the last three quarters of fiscal 2010 included amortized expense for three years of equity grants (with amortized expense for only two years of equity grants in the first quarter of that year).

During the fiscal year ended June 30, 2011, the Company generated cash from operations of $20.4 million and, at June 30, 2011, had $21.9 million of cash and investment balances and total debt of $30.0 million. In January 2011, the Company acquired the net assets of Nerites Corporation for $20 million, of which $17 million was paid with cash on hand at closing, with the remainder expected to be paid over the next two years. In May 2011, the Company acquired assets comprising the product lines of Synthes Inc's Norian subsidiary for $26 million, of which approximately $12 million was paid with cash on hand, with the remainder expected to be paid at the earlier of the transfer of manufacturing to the Kensey Nash facility or 18 months after closing. In addition, in May 2011, the Company entered into a new $35 million unsecured credit facility to provide the Company the flexibility to finance its growth plans at attractive rates and to otherwise enhance the Company's liquidity position.

Fiscal 2012 Guidance. The Company is increasing top line and bottom line guidance for fiscal 2012. Total revenues are expected to be approximately $92 million, representing an approximate 28% increase from fiscal 2011. Fiscal 2012 includes an estimated $14 million in net sales resulting from the Norian acquisition and also reflects new orders received under the St. Jude Medical collagen contract of approximately $6.4 million, of which $4.0 million will be shipped in the second half of fiscal 2012 (compared to $3.0 million included in our previous guidance) and $2.4 million in the first half of fiscal 2013. The $6.4 million of new orders for calendar year 2012 are $2.9 million higher than the contractual minimum. The Company expects its sports medicine and spine product sales to grow year over year by approximately 25% to 30%, building upon the strength of fiscal 2011 second half order levels. Also contributing to the expected fiscal 2012 revenue growth is an anticipated increase in spine product sales reflecting the impact of the sale of Orthovita to Stryker which occurred in the fourth quarter of fiscal 2011. Fiscal 2012 adjusted diluted earnings per share* are expected to be approximately $1.88 to $1.91, which excludes the impact of $0.08 per share, related to the Norian acquired inventory step up non-cash expense. This represents an approximately 20% - 22% increase from the Company's adjusted diluted fiscal 2011 earnings per share*. On a GAAP basis, including the impact of inventory step-up, fiscal 2012 diluted earnings per share are estimated to be approximately $1.80 to $1.83. Included in fiscal 2012 diluted earnings per share and adjusted earnings per share is Norian intangible asset non-cash amortization of approximately $0.07 per share. The following chart details the Company's expected results for fiscal 2012 by quarter:

	Three Months Ended September 30, 2011	Three Months Ended December 31, 2011	Three Months Ended March 31, 2012	Three Months Ended June 30, 2012	Fiscal 2012
Sales Guidance, Biomaterial Sales excluding Cardiovascular	$13.6 - $13.9 million	$13.5 million	$13.8 million	$14.3 million	$55.2 - $55.5 million
Cardiovascular Sales Guidance	-	-	$2.0 million	$2.0 million	$4.0 million
SPNC Milestone	-	$5.0 million	$0.3 million	$0.3 million	$5.6 million
Net Sales Guidance	$13.6 - $13.9 million	$18.5 million	$16.1 million	$16.6 million	$64.8 - $65.1 million
Royalty Guidance	$5.9 - $6.1 million	$6.5 million	$6.9 million	$7.4 million	$26.7 – 26.9 million
Revenue Guidance	$19.5 - $20 million	$25 million	$23 million	$24 million	$92 million

EPS Guidance	$0.23 - $0.26	$0.62	$0.44	$0.51	$1.80 - $1.83
Inventory Step Up Charge	$0.8 million	$0.3 million	-	-	$1.0 million
EPS Impact of Inventory Step Up Charge	$0.06	$0.02	-	-	$0.08
Adjusted EPS Guidance	$0.29 - $0.32	$0.64	$0.44	$0.51	$1.88 - $1.91

Significantly affecting the Company's revenue and earnings per share guidance is the expected achievement of a $6.0 million cash milestone from Spectranetics Corporation (SPNC) in the second quarter of fiscal 2012 of which a portion would be deferred and recognized over the expected period of performance. This milestone is due to the Company when SPNC reaches a cumulative $20 million in end user sales of the product lines purchased by SPNC from the Company in May 2008. Also affecting the Company's quarterly trend of revenue are product sales to St. Jude Medical during the second half of fiscal 2012. St. Jude Medical has reached its contractual minimums for collagen plug purchases in calendar year 2011 and therefore the Company is not currently forecasting sales to St. Jude Medical in the first two quarters of fiscal 2012, the remainder of calendar 2011. The Company is currently forecasting $4.0 million in St. Jude Medical collagen plug sales in the third and fourth quarters of fiscal 2012, based upon a St. Jude Medical purchase order of collagen plugs scheduled to be shipped during those quarters.

Stock Repurchase Update. During the fiscal year ended June 30, 2011, the Company repurchased 1,175,738 shares of Common Stock, at a total cost of approximately $30.0 million, or an average market price of $25.52 per share, using available cash. This completed the latest $30 million repurchase program. The Company had 8,612,590 shares of Common Stock outstanding as of June 30, 2011.

Income Taxes. The Company's effective tax rate for fiscal 2011 was a tax benefit of approximately (4%), primarily as a result of the acquired in-process research and development charge in its third quarter ended March 31, 2011 (31% on adjusted pre-tax income), compared to the fiscal 2010 effective tax rate of approximately 33%. Additionally, as a result of the December 2010 Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during its fiscal quarter ended December 31, 2010. The Company currently estimates that its fiscal 2012 effective tax rate will be approximately 33% - 34%. In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. The Company's fiscal 2012 guidance assumes that the Federal research and development credit will be extended. Material changes in, or differences from, these estimates could have a significant impact on the Company's effective tax rate.

* Adjusted EBITDA, Biomaterials sales excluding Cardiovascular, adjusted diluted earnings per share, adjusted effective tax rate excluding after-tax severance and unabsorbed overhead charges, acquired IPR&D pre-tax charges, and net property insurance proceeds are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will be hosting a teleconference discussing the earnings results on Thursday, August 18, 2011 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-612-234-9959. The teleconference call will also be available for replay starting Thursday August 18, 2011 at 11:00 A.M. Eastern Time through Thursday, August 25, 2011 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 211629. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including statements regarding the current expectations of Kensey Nash Corporation (the "Company") about its prospects and opportunities, including the guidance for the fiscal year 2012, including each of the quarters of that year, under the heading "Fiscal 2012 Guidance" and in the table of non-GAAP financial measures and reconciliations accompanying this release. The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, without limitation, the Company's success in and the uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes success in distributing the Norian products, St. Jude Medical's success in selling the Angio-Seal device and the extent to which St. Jude Medical is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company's customers and partners (including St. Jude Medical, Arthrex, Stryker, Orteq and Synthes) in selling Kensey Nash related products in the marketplace, the Company's success in its research and development efforts (including in its cartilage repair, extracellular matrix, adhesive materials and endovascular programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company's products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three Months		Fiscal Year Ended
	Ended June 30		Ended June 30
	2011	2010	2011	2010
Revenues:
Net sales
Biomaterial sales	$ 11,451,736	$ 14,850,258	$ 44,409,527	$ 52,096,283
Endovascular sales	647,218	283,858	1,589,250	2,180,421
Total net sales	12,098,954	15,134,116	45,998,777	54,276,704
Royalty income	6,626,748	6,754,565	25,638,831	26,370,841
Total revenues	18,725,702	21,888,681	71,637,608	80,647,545
Operating costs and expenses:
Cost of products sold	7,136,153	5,787,906	23,402,736	23,507,351
Research and development	4,772,016	4,589,272	17,549,881	17,876,748
Selling, general and administrative	2,387,185	2,406,819	8,973,902	9,009,329
Acquired in-process research and development	-	-	18,233,006	-
Total operating costs and expenses	14,295,354	12,783,997	68,159,525	50,393,428
Income from operations	4,430,348	9,104,684	3,478,083	30,254,117
Other expense, net	(411,315)	(353,036)	(1,478,015)	(1,401,692)
Pre-tax income	4,019,033	8,751,648	2,000,068	28,852,425
Income tax expense / (benefit)	1,070,193	2,829,422	(77,975)	9,388,301
Net income	$ 2,948,840	$ 5,922,226	$ 2,078,043	$ 19,464,124
Basic earnings per share	$ 0.34	$ 0.61	$ 0.24	$ 1.83
Diluted earnings per share	$ 0.34	$ 0.60	$ 0.23	$ 1.78
Weighted average common shares outstanding	8,553,907	9,641,863	8,658,319	10,623,926
Diluted weighted average common shares outstanding	8,733,691	9,908,716	8,893,402	10,936,590

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	June 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 10,219,165	$ 23,102,362
Investments	11,722,204	42,571,544
Trade receivables	5,804,281	5,307,563
Other receivables	6,726,357	6,938,013
Inventory	16,629,027	8,885,875
Prepaid expenses and other assets	2,807,331	1,091,760
Deferred tax asset, current	1,617,557	2,857,262
Total current assets	55,525,922	90,754,379
Property, plant and equipment, net	57,948,459	54,984,890
Deferred tax asset, non-current	8,318,210	1,872,619
Other non-current assets	25,127,084	6,508,841
Total assets	$ 146,919,675	$ 154,120,729

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 4,705,720	$ 7,955,650
Other current liabilities	1,504,784	131,836
Current portion of debt	1,399,997	1,399,997
Deferred revenue	946,568	947,378
Total current liabilities	8,557,069	10,434,861
Long-term portion of debt	28,583,333	29,983,333
Deferred revenue, non-current	2,465,943	3,336,780
Long-term deferred acquisition payments	15,500,000	-
Other non-current liabilities	4,976,652	5,542,509
Total stockholders' equity	86,836,678	104,823,246
Total liabilities and stockholders' equity	$ 146,919,675	$ 154,120,729

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Fourth Quarter and Fiscal Year Ended 2011 Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended	Fiscal Year Ended
	June 30, 2011	June 30, 2011
($ millions)
Net Income - GAAP	$ 2.9	$ 2.1
Acquired In-Process Research & Development - Net of Tax (a)	-	11.9
Net Income - As Adjusted	$ 2.9	$ 14.0
Income Tax Expense / (Benefit)	1.1	6.3
Interest Income	(0.1)	(0.4)
Interest Expense	0.5	2.0
Depreciation and Amortization	1.8	6.7
Adjusted EBITDA	$ 6.2	$ 28.6

Three Months and Fiscal Years Ended June 30, 2011 and 2010 Adjusted Earnings Per Share

	Three Months Ended	Three Months Ended	Fiscal Year Ended	Fiscal Year Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Earnings Per Share - GAAP	$ 0.34	$ 0.60	$ 0.23	$ 1.78
Acquired In-Process Research & Development (a)	-	-	1.34	-
Cost Reduction Plan Charges (b)	-	-	-	0.12
Fire Insurance Settlement (c)	-	(0.06)	-	(0.05)
Adjusted Diluted Earnings Per Share	$ 0.34	$ 0.54	$ 1.57	$ 1.85

Expected Fiscal 2012 Quarterly and Fiscal Year Adjusted Earnings Per Share
(All numbers presented are forecasted, subject to the Safe Harbor for Forward-looking Statements)

	Three Months Ended September 30, 2011	Three Months Ended December 31, 2011	Three Months Ended March 31, 2012	Three Months Ended June 30, 2012	Fiscal Year Ended June 30, 2012

Earnings Per Share - GAAP	$0.23 - $0.26	$ 0.62	$ 0.44	$ 0.51	$1.80 - $1.83
Inventory Step-up Amortization expense (d)	0.06	0.02	-	-	0.08
Adjusted Diluted Earnings Per Share	$0.29 - $0.32	$ 0.64	$ 0.44	$ 0.51	$1.88 - $1.91

Expected Fiscal 2012 Adjusted Earnings Per Share compared to Fiscal 2011 Adjusted Earnings Per Share
(All Fiscal 2012 numbers presented are forecasted, subject to the Safe Harbor for Forward-looking Statements)

	Fiscal Year Ended June 30, 2011	Est. Fiscal Year Ended June 30, 2012	Increase from Prior Year

Earnings Per Share - GAAP	$ 0.23	$1.80 - $1.83	683% - 696%
Acquired In-Process Research & Development (a)	1.34	-
Inventory Step-up Amortization expense (d)	-	0.08
Adjusted Diluted Earnings Per Share	$ 1.57	$1.88 - $1.91	20% - 22%

Supplemental Sales Data

	Three Months Ended June 30,		Year over Year % Change	Fiscal Year Ended June 30,		Year over Year % Change
($ millions)	2011	2010		2011	2010
Biomaterial Sales - GAAP	$ 11.5	$ 14.9	(23%)	$ 44.4	$ 52.1	(15%)
Cardiovascular Products	1.1	5.1		12.7	19.3
Biomaterial Sales - excluding Cardiovascular (e)	$ 10.4	$ 9.8	7%	$ 31.7	$ 32.8	(3%)

Adjusted Effective Tax Rate

	Fiscal Year Ended	Effective Tax
	June 30, 2011	Rate
Net Income - GAAP	$ 2.1	(4%)

Acquired In-Process Research & Development (a)	11.9	35%

Net Income - As Adjusted	$ 13.9	31%

(a) Diluted earnings per share for the fiscal year ended June 30, 2011 included acquired in-process research and development (IPR&D) pre-tax charges of approximately $18.2 million ($11.9 million net of tax), or $1.34 diluted per share tax-effected, for the fiscal year ended June 30, 2011.  This acquired IPR&D charge was incurred in connection with the acquisition of the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings during the third quarter of fiscal 2011.   June 30, 2011 included acquired in-process research and development (IPR&D) pre-tax charges of approximately $18.2 million ($11.9 million net of tax), or $1.34 diluted per share tax-effected, for the fiscal year ended June 30, 2011.  This acquired IPR&D charge was incurred in connection with the acquisition of the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings during the third quarter of fiscal 2011.

(b) Diluted earnings per share for the fiscal year ended June 30, 2010 included total charges of approximately $1.9 million incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan included approximately $1.0 million in severance charges ($660,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

(c) Diluted earnings per share for fiscal 2010 included net property insurance proceeds of approximately $775,000 ($504,000 in after-tax proceeds), or $0.05 per share, recorded in connection with a previously disclosed claim under the Company’s general liability insurance policy relating to a fire which occurred in December 2009 that was contained to a small area in the Company’s corporate headquarters building.  The Company recorded charges related to the fire in the second and third quarter of fiscal 2010, which totaled approximately $106,000.  During the fourth quarter of fiscal 2010 the Company recorded additional charges and proceeds resulting in net insurance proceeds of approximately $880,000 ($573,000 in after-tax proceeds), or $0.06 per share.

(d) Estimated diluted earnings per share for fiscal 2012 includes acquired inventory step-up non-cash amortization expense of approximately $1,000,000 ($670,000 in after-tax proceeds), or $0.08 per share, recorded in connection with the Norian acquisition.  This represents the purchase accounting adjustment related to assigning a fair value to the acquired inventory at the date of acquisition that adjusted inventory for the estimated capitalized manufacturing profit in acquired inventory.  This non-recurring, non-cash charge to cost of products sold will occur over the expected inventory turn-over period, as the capitalized manufacturing profit added to inventory under purchase accounting is expected to be sold in approximately five months after the date of acquisition.  Estimated diluted earnings per share for the three months ended September 30, 2011 includes acquired inventory step-up non-cash expense of approximately $775,000 ($515,000 in after-tax proceeds), or $0.06 per share and estimated diluted earnings per share for the three months ended December 31, 2011 includes acquired inventory step-up non-cash expense of approximately $260,000 ($175,000 in after-tax proceeds), or $0.02 per share.

(e) Supplemental Biomaterial Sales data excluding cardiovascular products is being presented to highlight the expansion of the Company's core biomaterials business, revenue diversification in light of the reduction in its Angio Seal™ collagen activity.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation provides and uses non-GAAP measures, such as Adjusted EBITDA, Adjusted Diluted Earnings Per Share, Adjusted Operating Margin, Adjusted Effective Tax Rate and Biomaterial Sales excluding Cardiovascular Products because Kensey Nash management believes that in order to properly understand the Company's short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, restructuring charges, insurance settlements, acquisition related charges including inventory step-up and related income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, and asset impairment events or developments) that vary in frequency and impact on the Company's results of operations. Kensey Nash management uses these non-GAAP measures to forecast and evaluate the operational performance of the Company, as well as to compare results of current periods to prior periods on a consolidated basis.   Adjusted EBITDA represents the Company's GAAP net loss adjusted for the acquired IPR&D charge and excludes interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share and Adjusted Operating Margin is adjusted from GAAP results to exclude certain expenses described above.  These non-GAAP measures are provided to enhance the user's overall understanding of historical and current financial performance.  The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items, sales, non-cash expenses and expenses that the Company believes are not indicative of its core operating results or future performance.

These non-GAAP measures provide investors and management with an alternative method for assessing Kensey Nash’s operating results.  Further, these non-GAAP measures are one of several primary indicators management uses for planning and forecasting.  Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1-484-713-2100